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                                                               Exhibit (a)(16)


           MEMORANDUM

           TO:      DIAMONDS AND ABOVE DIRECT DISTRIBUTORS
           CC:      DOUG DEVOS
           FROM:    DICK JOHNSON & JIM PAYNE
           DATE:    11/17/99
           RE:      "TOB" ANNOUNCEMENT AND ANTICIPATED QUESTIONS AND SUGGESTED
                    ANSWERS

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           THE PURPOSE OF THIS MEMO IS TO PROVIDE YOU WITH OUR THOUGHTS ON SOME
           QUESTIONS AND CONCERNS YOUR DOWNLINES MAY HAVE REGARDING THE RECENTLY ANNOUNCED TENDER OFFER ("TOB").


           We believe that the recently announced Tender Offer is "good news" for you and your downline Distributors.

           The Founding Families want you to recognize that this Tender Offer allows them to strengthen their commitment to Japan. This increased commitment is part of an overall strategy that will enhance the Amway business opportunity in Japan and around the world. The result of this strategy is the reunification of all of Amway's businesses into a single global corporate structure under the direct guidance of the Founding Families.

           Some of your downlines may not easily recognize the value of this strategy. We wanted to share with you our thoughts on some of the questions you may face and our suggestions as to ways in which you might respond.

           In addition, there are "Amway-bashers" who may attempt to distort the purposes of the Tender Offer resulting in negative comments. Again, we wanted to share with you our thoughts and suggestions.

           1. You may be asked -- "What benefits does the Tender Offer and the reunification provide to Distributors?"

                      Our belief is that Distributors will receive the following benefits:

                      - Substantially increased family engagement - Doug as Senior Vice President responsible for Asia and, also, Chairman of AJL; increased direct investment in Japan;



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                     -      Enhanced product supply - increased customization,
                            expanded sourcing alternatives, more competitive pricing, more rapid product development, more integrated Research and Development.

                     -      Quicker, more aligned decision-making.

                     - Greater connectivity to the world of Amway through integrated communications such as Amway's Internet programs, best practices, better access to global alliances.

              2. You may be asked - "How will this transaction affect our Image? Won't it make us less transparent to Japanese society?"

                     Our belief is that being a publicly traded company has contributed very little to our Image. It is clear that the factors that contribute most importantly to our Image are action directly related to how we manage our business:
                     Distributor behavior, the 3-D project and the new Headquarters. Together, these three elements provide the overwhelming majority of impressions that enable individuals to shape their perceptions of Amway in Japan.

              3. You may be asked - "Why is this transaction taking place at this time?"

                     We would suggest that you respond as follows - "The Company has a clearly defined objective of globalizing the Amway business in order to truly achieve a single, global, vertically and horizontally integrated company. In order to achieve this before the 21st century begins, it is necessary to remove the barriers with some companies being private and some being public. Thus, consolidating under one global Amway is integral in preparing for the new Millennium.

              4. You may be asked - "Is this an unusual transaction? Unusual in Japan? Unusual in the United States?"

                     The facts are that such transactions are becoming increasingly normal in Japan following a relaxation in regulations and, have been quite common in the United States and other developed markets for many years. Examples of recent Japanese transactions are:

                     -      Japan Marine Technologies Ltd.

                     -      NCR Japan Ltd.

                     -      SDS Biotech

                     In the US, tender offers have been conducted by companies such as:

                     -      Dow Chemical

                     -      Rhone-Poulenc S.A.

                     -      Enron Corporation


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           Tender Offers are also frequently used in U.S. business combinations.
           Examples of companies that have used tender offers this year are Microsoft and Delta Airlines.

           We hope this will help you share the good news with your downlines and take pride in the Founding Families initiative.

           If you have any questions or comments, please contact your Amway Distributor Support personnel or us.

           Thanks and regards,



           Dick Johnson                                        Jim Payne






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